Exhibit 99.1

The RECELL® System Receives PMDA Approval in Japan and AVITA Medical will Commercialize in Partnership with COSMOTEC, an M3 Group Company

VALENCIA, Calif. and MELBOURNE, Australia, 23 February 2022 — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, announced today that it has received approval from Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) to market the RECELL® System in Japan. COSMOTEC, an M3 Group Company, championed the approval and is AVITA Medical’s distribution partner.

“We are excited about the opportunity this approval provides in enabling the RECELL® System to be made available to Japanese medical institutions to treat patients with burns requiring skin grafting,” said Dr. Mike Perry, Chief Executive Officer of AVITA Medical. “Japan is the second largest healthcare market in the world and represents a valuable opportunity for our Company with more than 6,000 patients treated for severe burns annually who will now have access to this innovative treatment option.”

The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury.

“We are very pleased to bring this landmark treatment to patients in Japan and believe we are in an excellent position to ensure the RECELL System is available to physicians through our established distribution network and salesforce,” said Mr. Tatsuro Tsutsumi, President of COSMOTEC. “We’re looking forward to working with AVITA Medical to swiftly bring this treatment to patients in need.”

For more information about the RECELL System, please visit www.RECELLSystem.com.

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About M3

M3 Inc. is a publicly traded company on the Tokyo Stock Exchange (TYO:2413) with subsidiaries and affiliates in major markets including USA, UK, Japan, South Korea, and China. M3 Inc. provides services to healthcare and the life science industry. In addition to market research, these services include medical education, ethical drug promotion, clinical development, job recruitment, and clinic appointment services. M3 Inc. operates in the US, Asia, and Europe with approximately 6 million

AVITA Medical Inc, 28159 Avenue Stanford, Valencia, CA 91355

physician members globally via its portals including MDLinx.com, m3.com, Doctors.net.uk, medigate.net and medlive.cn. M3 has offices in Tokyo, Washington D.C., Fort Washington, PA, Oxford, London, Beijing, and Seoul. Please visit https://corporate.m3.com/en/ for more information.

About COSMOTEC

COSMOTEC Co., Ltd., established in 1992 specialises in sales and consulting of medical devices focusing on cardiac surgery, general surgery and endovascular treatment. COSMOTEC has business reach or access to 98% of the institutions conducting cardiovascular surgery in Japan. COSMOTEC has offices in Tokyo, Sapporo, Sendai, Nagoya, Osaka, Okayama and Fukuoka across Japan. COSMOTEC is an M3, Inc., group company. Please visit http://cosmotec.com/english/ for more information.

ABOUT AVITA MEDICAL, INC.

AVITA Medical is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical’s patented and proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medical’s first U.S. product, the RECELL® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018 and a new ease-of-use design was approved in 2022. The RECELL System is indicated for use in the treatment of acute thermal burns. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 10,000 patients globally reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE - RECELL® Autologous Cell Harvesting Device (https://recellsystem.com/) for a full description of indications for use and important safety information including contraindications, warnings, and precautions.

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds, and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe. To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements concerning, among other

AVITA Medical Inc, 28159 Avenue Stanford, Valencia, CA 91355

things, our ongoing clinical trials and product development activities, regulatory approval of our products, the potential for future growth in our business, and our ability to achieve our key strategic, operational and financial goal. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the timing of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, economic or political conditions outside of the company’s control. Investors should not place considerable reliance on the forward-looking statements contained in this press release. Investors are encouraged to read our publicly available filings for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.

This press release was authorized by the review committee of AVITA Medical, Inc.

FOR FURTHER INFORMATION:

U.S. Media Sam Brown, Inc. Christy Curran Phone +1-615-414-8668 christycurran@sambrown.com O.U.S. Media Rudi Michelson Phone +61 (0)3 9620 3333 Mobile +61 (0)411 402 737 rudim@monsoon.com.au	Investors Westwicke Partners Caroline Corner Phone +1-415-202-5678 caroline.corner@westwicke.com

PR20222302

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AVITA Medical Inc, 28159 Avenue Stanford, Valencia, CA 91355